U.S. ENERGY CORP. ANNOUNCES 2011 OIL AND GAS CAPITAL EXPENDITURE BUDGET

RIVERTON, Wyoming – February 1, 2011 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today announced its oil and gas capital expenditure budget for 2011.

U.S. Energy expects to spud approximately 40 gross and 13 net wells with capital expenditures of approximately $45.7 million in its 2011 oil and gas drilling program.  The Company has allocated an estimated $33.2 million to be spent in the Williston Basin of North Dakota in its participated Rough Rider and Yellowstone/SEHR programs with Brigham Exploration and Zavanna LLC, respectively.  The remaining $12.5 million in Capex is budgeted to be spent on exploration initiatives in the San Joaquin Basin of California, in Texas and Louisiana (primarily Gulf Coast onshore), and our recently announced Colorado drilling program which the Company will operate.  Amounts budgeted for each regional drilling program are contingent upon timing, well costs and success.  If our non-Bakken drilling initiatives in California and Colorado are not initially successful, funds allocated for those drilling programs will be allocated to other drilling initiatives in due course.  The actual number of gross and net wells could vary in each of these cases.

U.S. Energy Corp. presently expects to fund its budget from cash on hand, cash flow from operations, borrowings under its secured revolving credit facility and the possible sale of its apartment complex in Gillette, Wyoming.

"Management’s focus on value driven oil and gas investments during 2010 has paved the way for continued growth opportunities for the Company with a geographically diverse portfolio of oil weighted prospects in varying stages of exploration and development,” said Keith Larsen, CEO of U.S. Energy Corp.  “We look forward to an exciting year ahead and expect to add meaningfully to our reserves as we continue to expand our drilling programs," he added.

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Press Release
February 1, 2011

Disclosure Regarding Forward-Looking Statements

This news release includes statements which constitute "forward-looking" statements, because they contain the words "estimate," "expect” and similar words, all related to the oil and gas expenditure budget for 2011.  Forward looking statements in this release relate to the number and costs of wells expected to be drilled in 2011; the number of gross and net wells expected to be drilled; the allocation of the budget amount among the identified areas and programs; and the expectation of adding meaningfully to revenues, reserves and cash flow.

Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2009 and the Form 10-Q filed November 8, 2010).  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com